Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “[**]”.

Exhibit 10.1

EXECUTION VERSION

Summary of Proposed Terms Regarding the Pension Plan Protection and Forbearance Agreement Between PBGC and Sears
The terms set forth in this Summary of Proposed Terms are being provided as part of a comprehensive compromise, each element of which is consideration for the other elements. This Summary of Proposed Terms is proffered in the nature of a comprehensive settlement proposal in furtherance of settlement discussions, and is entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. The transactions described herein are subject in all respects to, among other things, negotiation of definitive documentation, all of which documentation shall be in form and substance satisfactory to each of the Company and PBGC (each as defined below), and obtaining of all necessary corporate and other approvals by the Company and PBGC. Prior to satisfaction of all such conditions, nothing in this Summary of Proposed Terms shall be binding on any party; provided however, that notwithstanding anything herein to the contrary, the provisions set forth in the section entitled “Binding Term Sheet Provisions” shall be binding upon the Company and PBGC according to the terms thereof upon mutual execution and delivery of the signature pages hereto.

I. RELEVANT ENTITIES
The Company and Its Subsidiaries
Company:
Sears Holdings Corporation, a Delaware corporation (the “Company”).
Pension Plan:
Sears Holdings Pension Plan, as amended and restated effective January 1, 2014 (the “Pension Plan”)
Real Estate Subsidiaries:
SRC Depositor Corporation, a Delaware corporation (the “Depositor”).
The following indirect wholly-owned subsidiaries of the Company are collectively referred to as the “RE Subsidiaries”:
•    SRC O.P. Corporation, a Delaware corporation, which holds title to the Maryland properties and is the owner participant (beneficiary) of SRC Facilities Statutory Trust

     No. 2003-A;
•    SRC Real Estate (TX), LP, a Delaware limited partnership, which holds title to the Texas properties; and
•    SRC Facilities Statutory Trust No. 2003-A, a Delaware statutory trust, which holds title to the remaining properties and directly and indirectly owns all interests in SRC Real Estate (TX), LP.
Attached as Exhibit 1 hereto is an ownership chart relating to the Depositor and the RE Subsidiaries.
Intellectual Property Subsidiary:
KCD IP, LLC, a Delaware limited liability company (the “IP Subsidiary”), which holds certain trademarks, intellectual property licenses (including, without limitation, those related to Kenmore, Craftsman and Diehard) and various ancillary agreements (collectively, the “IP Assets”).
Other Company Subsidiaries:
Attached as Exhibit 2 hereto is a list of all of the direct or indirect subsidiaries of the Company (the “Other Company Subsidiaries” and the entirety of which, whether or not included on such list, and with the RE Subsidiaries, IP Subsidiary, Depositor and Company, collectively, “Sears”).[1]  A “subsidiary” of the Company shall mean any entity that is in the Company’s “controlled group” as defined in Section 4001(a)(14) of the Employee Retirement Security Act of 1974 (as amended from time to time, together with any final regulations promulgated thereunder, “ERISA”).

PBGC	The Pension Benefit Guaranty Corporation as established by ERISA (“PBGC”).
II. CURRENT CAPITAL STRUCTURE
REMIC Securitization
The Company shall represent, warrant and covenant, inter alia, that:
1. The Depositor has made loans (the “Mortgage Loans”) to the RE Subsidiaries secured by, inter alia, mortgages on, and assignments of leases pertaining to, the properties held by the RE Subsidiaries.
2. The Depositor’s interests in the Mortgage Loans have been assigned to Wells Fargo Bank Minnesota, N.A., now known

1 All such entities are acknowledged by the Company to be in the Company's "controlled group" as defined in ERISA Section 4001(a)(14).

as Wells Fargo Bank, N.A., as trustee for SRC Commercial Mortgage Trust 2003-1 (the “REMIC Issuer”), which has in turn issued SRC Commercial Mortgage Trust 2003-1 Mortgage Pass-Through Certificates in the aggregate face amount of $1,312,416,000 (as amended, supplemented or otherwise modified, but only to the extent such amendments, supplements or other modifications (i) occur on or prior to the date of the Closing (and are disclosed to PBGC as set forth herein) or (ii) are permitted by the REMIC Amendment Covenant, the “REMIC Certificates”) backed by the pool of Mortgage Loans pursuant to a Pooling and Servicing Agreement, dated as of November 24, 2003 (as amended, supplemented or otherwise modified, but only to the extent such amendments, supplements or other modifications (i) occur on or prior to the date of the Closing (and are disclosed to PBGC as set forth herein) or (ii) are permitted by the REMIC Amendment Covenant, the “Pooling and Servicing Agreement”). The REMIC Certificates, the agreements underlying the Mortgage Loans, the Master Lease (defined below), the Pooling and Servicing Agreement, and the agreements and other documents related thereto (each, as amended, supplemented or otherwise modified, but only to the extent such amendments, supplements or other modifications (i) occur on or prior to the date of the Closing (and are disclosed to PBGC as set forth herein) or (ii) are permitted by the REMIC Amendment Covenant) shall be referred to herein as the “REMIC Transactional Documents”.
3. The regular interest REMIC Certificates are held by certain Other Company Subsidiaries (identified in Exhibit 3 attached hereto). The residual interest REMIC Certificate (which is a non‑economic residual interest) is held by the Depositor.
4. Sears will continue to pay all rents as and when due (subject to any applicable grace periods) with respect to the real estate assets and mortgage loans related to the REMIC Certificates.
5. The properties held by the RE Subsidiaries are subject to a master lease with Sears, Roebuck and Co. (as amended, supplemented or otherwise modified, but only to the extent such amendments, supplements or other modifications (i) occur on or prior to the date of the Closing (and are disclosed to PBGC as set forth herein) or (ii) are permitted by the REMIC Amendment Covenant, the “Master Lease”).
6. As of the Closing: (i) all of the RE Subsidiaries and the Depositor are in material compliance with their respective organizational documents; and (ii) to the Company’s knowledge, none of the parties to the REMIC Transactional Documents are in default thereunder nor does an event of default exist thereunder.

The Company shall promptly inform PBGC prior to Closing of any defaults or default waivers under the REMIC Transactional Documents or any material non-compliance with the organizational documents of any of the RE Subsidiaries or the Depositor. PBGC acknowledges that to its knowledge none of the parties to the REMIC Transactional Documents is in default thereunder and no event of default exists thereunder. PBGC agrees that if the Closing occurs it shall not assert that anything disclosed to it by the Company in connection with, or during the course of, the negotiation and entry into this term sheet or the definitive documentation prior to the date of Closing constitutes a breach of the representations set forth in this paragraph 6.
7. Prior to the Closing, the Company shall provide to PBGC a list of all of the sales, substitutions or transfers out of the REMIC structure of any Designated Assets (as defined below) from and after October 1, 2014 until the Closing.

IP Securitization
The Company shall further represent, warrant and covenant, inter alia, that:
1. The IP Subsidiary has issued KCD IP, LLC Asset-Backed Notes in the aggregate face amount of $1,800,000,000 (the “IP Notes” and the indenture governing such IP Notes, as amended, supplemented or otherwise modified, but only to the extent such amendments, supplements or other modifications (i) occur on or prior to the date of the Closing (and are disclosed to PBGC as set forth herein) or (ii) are permitted by the Indenture Amendment Covenant), the “IP Notes Indenture”) secured by liens (the “IP Note Liens”) on the IP Assets.
2. All IP Notes are held by Sears Reinsurance Company Ltd. (“Sears Re”), a Bermuda Class 3 insurer and a subsidiary of the Company.
3. Sears shall continue to pay all royalties as and when due (subject to any applicable grace periods) with respect to the IP Assets and the IP Notes.
4. As of the Closing: (i) the IP Subsidiary is in material compliance with its organizational documents, and (ii) to the Company’s knowledge, none of the parties to the IP Notes or the IP Notes Indenture are in default thereunder nor does an event of default exist thereunder. The Company shall promptly inform PBGC prior to Closing of any defaults or default waivers under the IP Notes or IP Notes Indenture or any material non-compliance with the organizational documents of the IP Subsidiary. PBGC acknowledges that, to its knowledge none of the parties to the IP Notes or the IP Notes Indenture is in default thereunder and no event of default exists thereunder. PBGC agrees that if the Closing occurs it shall not assert that anything disclosed to it by the Company in connection with, or during the course of, the negotiation and entry into this term sheet or the definitive documentation prior to the date of Closing constitutes a breach of the representations set forth in this paragraph 4.
5. Prior to the Closing, the Company shall provide to PBGC a list of all of the sales, substitutions or transfers out of the IP Subsidiary of any Designated Assets from and after October 1, 2014 until the Closing.

III. TRANSACTIONS
Maintenance of REMIC Structure / REMIC Certificate Transfer
Ownership of the regular interest REMIC Certificates shall be transferred to the Depositor, with physical possession to be held by the Custodian (defined below) on behalf of PBGC. The existing REMIC securitization structure shall otherwise be left in place.

RE Subsidiary Bankruptcy-Remoteness
The Company shall represent, warrant and covenant that:
(i) the organizational documents of the RE Subsidiaries provide that:
•     Bankruptcy filing is permissible only with the unanimous consent of the directors of SRC O.P. Corporation, including the consent of the independent director (as defined in such organizational documents) thereof; and
•     At least one director of SRC O.P. Corporation shall be an individual who is fully independent of the Company; and
•     Depositor and RE Subsidiaries have been and shall continue to be operated as special purpose entities consistent with the special purpose vehicle provisions of such organizational documents (including, without limitation, provisions intended to ensure and preserve the bankruptcy-remoteness of such entities) and the prior opinions provided by REMIC counsel. REMIC counsel shall provide a bring-down opinion, in substantially the form attached hereto as Exhibit 4, that the execution, delivery and performance of the definitive documentation and the consummation of the transactions contemplated thereunder do not cause REMIC counsel to alter or withdraw the bankruptcy opinion issued in connection with the REMIC transaction (the “RE Bring-Down Opinion” and, together with the IP Bring-Down Opinion (defined below), the “Bring-Down Opinions”). Sears shall cooperate with REMIC counsel in providing such authorizations, confirmations, certifications and other informational diligence requests as REMIC counsel shall reasonably require in order to prepare and issue the Bring-Down Opinion.
(ii) the organizational documents of the Depositor provide the same protection as set forth above pertaining to SRC O.P. Corporation with an independent director for the Depositor.
Upon the date of the Closing, concurrently with the receipt of the regular interest REMIC Certificates by the Depositor, the Company will cause the following to occur:
•     Sections 6, 9(j) and 9(t) of the Certificate of Incorporation of SRC O.P. Corporation and Section 9(j) and 9(t) of the Certificate of Incorporation of the Depositor will be amended to permit the continuing existence of PBGC UBL Claims (as defined below); Section 7 of the Certificate of Incorporation for SRC O.P. Corporation will be amended to add to the references to “the Initial Lender” a reference to PBGC and add to the references to “the Loan” a reference to PBGC’s forbearance described below and the period thereof; any comparable provisions of Section 7 of the Certificate of Incorporation for the Depositor will be correspondingly amended.
•     The organizational documents of each of SRC O.P. Corporation and the Depositor, will be amended to provide that: (i) the Independent Director of SRC O.P. Corporation (the “SRC O.P. Independent Director”) shall be as set forth on Exhibit 5; (ii) the Independent Director of Depositor (the “Depositor Independent Director” and, together with the SRC O.P. Independent Director, the “Independent Directors”) shall be as set forth on Exhibit 5; (iii) any subsequent amendment to the organizational documents of SRC O.P. or the Depositor, in each case that is materially adverse to the interests of PBGC (it being understood that any amendment to the sections of those organizational documents to be mutually agreed by PBGC and the Company as part of the definitive documentation, or any addition of new sections or amendments (including deletions) which may, in the reasonable judgment of the SRC O.P. Independent Director or the Depositor Independent Director (as applicable), impair the bankruptcy-remoteness of SRC O.P. Corporation or Depositor in any material respect, shall be deemed to be materially adverse to the interests of PBGC),[2] will require

2 As part of definitive documentation, PBGC and the Company to agree on particular sections of specified organizational documents that cannot be amended without consent of PBGC notwithstanding the overall standard of the prior, written approval of the SRC O.P. Independent Director or the Depositor Independent Director (as applicable); and (iv) any existing Independent Director may be removed, and any successor Independent Director may be appointed, solely to the extent that the existing Independent Director is promptly replaced by a successor Independent Director set forth on Exhibit 5 hereto or otherwise expressly approved in writing by PBGC; provided that any Independent Director shall be entitled to vote solely on: (A) the commencement of a Voluntary Bankruptcy Event or a Transfer, Pledge or Distribution (each as defined below) of all or substantially all of the assets of the entity as to which such person is an Independent Director; (B) any amendment to the organizational documents of the entity as to which such person is an Independent Director; or (C) any action which, in the Independent Director’s reasonable judgment (x) may impair the special purpose nature or the bankruptcy-remoteness of any of the Depositor or the RE Subsidiaries (as applicable) in any material respect or (y) would otherwise be in violation of any provisions set forth in this term sheet or the definitive documentation.
•     The organizational documents of the Depositor and the other RE Subsidiaries will be amended to take into account the transactions contemplated herein and afford PBGC similar protections to those set forth above.
•     All Independent Directors contemplated herein shall (i) receive coverage from the applicable Directors’ and Officers’ liability policies of insurance and (ii) shall be paid and receive all other benefits at the same level and amount as the other directors of such entity, and at the sole expense of entity for whom such Independent Director serves. The details of the current director insurance and compensation packages are as set forth at Exhibit 5.

RE Subsidiary Negative Covenants
Neither the RE Subsidiaries nor the Depositor may: (i) incur any indebtedness and/or guarantees thereof; (ii) sell, transfer or otherwise dispose of (“Transfer”) any of the Designated Assets (as defined below), (iii) fund any dividend, equity repurchase, intercompany loan or capital contribution (“Distribute”) with the Designated Assets, (iv) pledge, hypothecate, or grant a lien, security interest or other financial encumbrance (or permit to exist any such liens, security interests or financial encumbrances) in adversity; it being further understood that any amendment to the organizational documents that may impair the special purpose nature or bankruptcy-remoteness of the RE Subsidiaries or the Depositor shall be considered materially adverse to PBGC.

(“Pledge”) any of the Designated Assets (as defined below); (v) amend in any manner materially adverse to the interests of PBGC (A) the organizational documents of the Depositor or RE Subsidiaries or (B) the REMIC Transactional Documents (it being understood that a reasonable extension of the expiry of the Master Lease (including any renewal of the Master Lease in accordance with its terms) shall not be materially adverse to the interests of PBGC) (this clause (v), the “REMIC Amendment Covenant”); (vi) institute, or consent to the institution of (including, without limitation, by failing to timely defend against), bankruptcy or insolvency proceedings in respect to the Depositor or the RE Subsidiaries, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Depositor or RE Subsidiaries or any substantial part of its or their assets, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; (vii) (A) merge, dissolve, liquidate or consolidate with or into any other entity or engage in any other business combination with any other entity or (B) form any subsidiaries; or (viii) take any action in violation of the organizational documents of the Depositor or any RE Subsidiary, as applicable.
As used throughout, the phrase “ordinary course of business” shall mean the usual transactions, customs and practices of the Company or its relevant subsidiary, as applicable, of a kind, amount, and nature as common before the date of the Closing.
Notwithstanding the above restrictions (except as noted below), the RE Subsidiaries and the Depositor may:
•    So long as a Springing Lien Event (as defined below) has not occurred, upon 30 days advance written notice to PBGC, remove up to 10 properties in aggregate from the RE Subsidiaries; provided, however, that the aggregate value (determined solely by reference to appraisals effective as of the date of the Closing provided by Sears at its sole expense) of all properties so removed pursuant to this basket may not exceed $75 million; provided further that, during the remainder of the calendar year in which the Closing occurs and the immediately following calendar year, the RE Subsidiaries may not remove more than 5 properties per calendar year (or portion thereof) and the aggregate value (determined solely by reference to appraisals effective as of the date of the Closing) of all properties removed during either of such calendar years

     (or portion thereof) may not exceed $25 million; provided further that, during each subsequent calendar year, the RE Subsidiaries may not remove more than 5 properties per calendar year and the aggregate value (determined solely by reference to appraisals effective as of the date of the Closing) of all properties removed during any such calendar year may not exceed $35 million (together, the “RE Subsidiaries Permitted Transfers”); provided that, notwithstanding anything herein to the contrary, no sales by the RE Subsidiaries or Depositor of real properties that are Designated Assets (as distinguished from, and not including, movement of parts, subleases, substitutions of real properties, outlots, Pledges or other transactions) may occur unless such sales are either (i) RE Subsidiaries Permitted Transfers, or (ii) expressly permitted in the third bullet point of this section at subsections 2.(v) or 2.(z);
•    Permit (i) the RE Subsidiaries to remain parties to (and the properties held by the RE Subsidiaries to remain subject to) the Master Lease and (ii) the RE Subsidiaries and the Depositor to remain parties to (and the properties held by such entities to remain subject to) the other REMIC Transactional Documents; for the avoidance of doubt, in the event that any action or matter is expressly prohibited (or limited) in the definitive documentation, but may otherwise be permitted (or otherwise less restricted) under the REMIC Transactional Documents, the definitive documentation will control;
•    So long as a Springing Lien Event has not occurred, in the case of the RE Subsidiaries: (1) take any action required by the Master Lease, (2) undertake or permit (t) movement of parts between properties, making of improvements to properties, and installation of trade fixtures in accordance with Section 9 of the Master Lease, (u) subleases of properties subject to the Master Lease in accordance with Section 13(a) of the Master Lease, (v) terminations of the Master Lease with respect to specific properties in accordance with Section 14(a) of the Master Lease; provided that the aggregate value of properties sold pursuant to this clause (v), together with the aggregate value of properties sold pursuant to clause (z) below, shall not exceed $25 million in any calendar year (provided that any unused portion thereof with respect to any calendar year may be carried forward to any subsequent calendar year), (w) substitutions of properties subject to the Master Lease in accordance with Sections 11(a) and/or 14(d) of the Master Lease, (x) transactions involving outlots pursuant to Section 14(e) of the Master Lease, (y) transactions involving easements pursuant to Section 14(f) of the Master Lease, and (z) sales of properties pursuant to Section 16 of the Master Lease; provided that the aggregate value of properties sold pursuant to this clause (z), together with the aggregate value of properties sold pursuant to clause (v) above, shall not exceed $25 million in any calendar year (provided that any unused portion thereof with respect to any calendar year may be carried forward to any subsequent calendar year); provided further that any substitution of any real property owned by any RE Subsidiary pursuant to this clause (2) (or otherwise, if any) shall be permitted only to the extent such real property is substituted for other real properties of equal or greater value (determined solely by reference to appraisals effective on or about the date of each such substitution) which become collateral for Mortgage Loans which back the REMIC Certificates, at the Company’s sole cost, and (3) except as expressly limited in the definitive documentation, permit Sears, Roebuck and Co. to exercise any of its other rights under the Master Lease;
•    (i) Pay third-party servicer and trustee fees in relation to the REMIC Certificates, and (ii) pay principal and interest on the REMIC Certificates in accordance with the Pooling and Servicing Agreement;
•    So long as a Springing Lien Event has not occurred, Transfer or Distribute cash or cash equivalents (but not real property constituting Designated Assets) to the Company or any of its subsidiaries but only in a manner generally consistent with the regular cash flow circulation processes employed by Sears in the ordinary course of business; and
•    (1) Incur (A) ordinary course or involuntary liens and encumbrances (including, without limitation (i) liens securing real estate taxes, which shall be timely extinguished in the ordinary course of business, (ii) zoning restrictions, and (iii) easements), (B) liens arising under the REMIC Transactional Documents and (C) liens and encumbrances permitted by the REMIC Transactional Documents and (2) permit to exist any liens and encumbrances existing at the date of the Closing (“REMIC Existing Liens”). In the event that the Company, the Depositor or any of the RE Subsidiaries (or any of the Company’s other subsidiaries) is required to (or otherwise) deliver(s) a schedule of liens and encumbrances pertaining to any property owned by the

Depositor or any of the RE Subsidiaries to any third party, it shall deliver such schedule (including updates) to PBGC promptly following delivery to the applicable third party.
RE Subsidiary Additional Covenants
Sears shall not cause or allow, and there shall not be, (i) any direct or indirect Transfer or Distribution or (ii) any Pledge, in each case of the equity or other ownership interests of any RE Subsidiary or the Depositor to any person other than the Company or any of its subsidiaries; provided that Sears shall not cause or allow, and there shall not be, any Transfer, Distribution or Pledge of the equity or other ownership interests of any RE Subsidiary or the Depositor unless (x) such interests are (or will be) owned by the Company or a subsidiary of the Company organized under the laws of (and domiciled in) the United States of America, any state thereof or the District of Columbia and (y) upon giving effect to such Transfer, Distribution or Pledge, the RE Subsidiaries and the Depositor will remain members of the Company’s “controlled group” as defined in ERISA Section 4001(a)(14). The RE Subsidiaries and the Depositor shall at all times remain liable for their respective obligations to PBGC irrespective of whether any direct or indirect Transfer, Pledge or Distribution of the equity or other ownership interests in any RE Subsidiary or the Depositor occurs.

IP Subsidiary Organizational Changes and Bankruptcy Remoteness
The Company shall represent, warrant and covenant that the organizational documents of the IP Subsidiary provide that:
•    Bankruptcy filing is permissible only with the unanimous consent of the managers of IP Subsidiary; and
•    At least one manager of IP Subsidiary shall be an individual who is fully independent of the Company; and
•    The IP Subsidiary has been and shall continue to be operated as a special purpose entity consistent with the special purpose vehicle provisions of such organizational documents (including, without limitation, provisions intended to ensure and preserve the bankruptcy-remoteness of such entity) and the prior opinions provided by IP Subsidiary counsel. IP Subsidiary counsel shall provide a bring-down opinion, in substantially the form attached hereto as Exhibit 4, that the execution, delivery and performance of the definitive documentation and the consummation of the transactions contemplated thereunder do not cause IP Subsidiary counsel to alter or withdraw the bankruptcy opinion issued in connection with the IP Notes transaction (the “IP Bring-Down Opinion”). Sears shall cooperate with IP Subsidiary counsel in providing such authorizations, confirmations, certifications and other informational diligence requests as IP Subsidiary counsel shall reasonably require in order to prepare and issue the IP Bring-Down Opinion.
Upon the date of the Closing: (i) Sears Brands, LLC, the sole member of the IP Subsidiary (the “Member”), shall appoint that entity as identified on Exhibit 5 as a manager of the IP Subsidiary in accordance with the terms of the IP Subsidiary’s existing organizational documents (the “IP Independent Manager”); (ii) the Board of Managers shall cause an Issuer Order (as defined in the IP Notes Indenture) to be given to the Trustee (as defined in the IP Notes Indenture), instructing the Trustee to refrain from consenting to or entering into any subsequent amendments to the IP Notes Indenture without the IP Independent Manager’s prior, express written consent (unless refraining from such amendments would materially impair the value of the IP Notes) and further stating that such Issuer Order may not be revoked by any subsequent Issuer Order unless such subsequent Issuer Order is signed by the Independent Manager (it being understood that the IP Notes Indenture does not, in every instance, obligate the Trustee to adhere to the terms of any Issuer Order); and (iii) each of the Company and the Member shall individually covenant and a gree that it will not seek to remove the existing IP Independent Manager or appoint any successor IP Independent Manager unless the existing Independent IP Independent Manager is promptly replaced by a successor IP Independent Manager set forth on Exhibit 5 hereto or otherwise expressly approved in writing by PBGC; provided that any IP Independent Manager shall agree with the Company to vote solely on: (A) the commencement of a Voluntary Bankruptcy Event or a Transfer, Pledge or Distribution of all or substantially all of the assets of the IP Subsidiary; (B) any amendment to the organizational documents of the IP Subsidiary; or (C) any action which, in the Independent Manager’s reasonable judgment: (x) may impair the bankruptcy-remoteness of the IP Subsidiary in any material respect; or (y) would otherwise be in violation of any provisions set forth in this term sheet or the definitive documentation.
All Independent Managers contemplated herein shall: (i) receive coverage from the applicable Directors’ and Officers’ liability policies of insurance; and (ii) shall be paid and receive all other benefits at the same level and amount as the other managers of such entity, and at the sole expense of the IP Subsidiary. The details of the current manager insurance and compensation packages are as set forth at Exhibit 5.

IP Subsidiary Negative Covenants	The Company shall not permit the IP Subsidiary to, and (as an independent covenant and solely to the extent that such agreement by the IP Subsidiary does not impair the rights of the holder of the IP Notes thereunder or materially impair the marketability of the IP Notes) the IP Subsidiary shall not:
•    Transfer or Distribute any Designated Assets; provided that the IP Subsidiary shall be permitted to: (i) make payments in respect of the IP Notes or as required by the IP Notes Indenture; (ii) Transfer or Distribute the IP Assets to the extent that such Transfer or Distribution (1) is permitted by the IP Notes Indenture and is otherwise undertaken for fair market value and in the ordinary course of business, or (2) is a Transfer or Distribution following the occurrence of a default under the IP Notes Indenture, with the net proceeds thereof being first applied to the IP Notes and after payment in full of such IP Notes and the other obligations under the IP Notes Indenture, such remaining proceeds (being Designated Assets) subject to the Springing Lien and thereafter to be applied to the PBGC UBL Claims (defined below) (or, in the event that the PBGC UBL Claims are then contingent, unliquidated and/or unmatured, transferred within 5 business days to and held by PBGC or its designated agent for the benefit of PBGC in express trust or escrow (as applicable) until such time as the PBGC UBL Claims are fully liquidated and after application, such amount (if any) in excess of that required to pay the PBGC UBL Claims in full (provided such PBGC UBL Claims have not become unenforceable by reason of a lapse of time) shall be remitted to the Company or its appropriate subsidiary as directed by the Company); and (iii) so long as a Springing Lien Event has not occurred, Transfer or Distribute cash or cash equivalents (even if constituting Designated Assets of the IP Subsidiary) to the Company or any of its subsidiaries in a manner generally consistent with the regular cash flow circulation processes employed by Sears in the ordinary course of business, including without limitation by (1) maintaining loans (as lender) from the initial proceeds from the issuance of the IP Notes, (2) making loans (as lender) to any affiliate out of payments from the licenses constituting IP Assets, (3) canceling, amending, modifying or refinancing any such loans or (4) making distribution of amounts received by the IP Subsidiary under the waterfall provisions of the IP Notes Indenture;
•    amend in any manner materially adverse to the interests of PBGC (i) the organizational documents of the IP Subsidiary (it being understood that any amendment to the sections of those organizational documents to be agreed by

     PBGC and the Company as part of the definitive documentation shall be deemed to be materially adverse to the interests of PBGC)[3] or (ii) the IP Notes Indenture (the “Indenture Amendment Covenant”);
•    Pledge any Designated Assets other than (i) liens securing the IP Notes, (ii) liens granted to licensees and qualified sub-licensees under the applicable licenses and sublicenses in the ordinary course of business, (iii) licenses or sublicenses of IP Assets on arms’-length terms and otherwise in the ordinary course of business (provided that long-term licenses or sub-licenses providing only upfront (as opposed to regular and periodic) royalty payments shall not be permitted unless the IP Subsidiary (x) promptly reports such transaction(s) to PBGC, and (y) retains (and does not Distribute, Transfer or, unless otherwise permitted by this paragraph, Pledge (except as required by the IP Notes Indenture)) the proceeds of such upfront royalty payments), (iv) any rights granted pursuant to Section 1.12 of the IP Notes Indenture (to the extent as described in footnote 4), (v) ordinary course or involuntary liens and encumbrances, (vi) liens and other encumbrances existing at the date of Closing (“IP Existing Liens”); (vii) Permitted Liens (as defined in the IP Notes Indenture) and (viii) continuations or substitutions of the foregoing with substantially equivalent liens or encumbrances. In the event the Company or the IP Subsidiary (or any other subsidiary of the Company) is required to (or otherwise) deliver(s) a schedule of liens and encumbrances pertaining to any property owned by the IP Subsidiary to any third party, it shall deliver such schedule (including updates) to PBGC promptly following delivery to the applicable third-party;
•    institute or consent to the institution of (including, without limitation, by failing to timely defend against) bankruptcy or insolvency proceedings in respect to the IP Subsidiary, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or seek orconsent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the IP Subsidiary or any substantial part of its assets, or make any

3 As part of definitive documentation, PBGC and the Company to agree on particular sections of specified organizational documents that cannot be amended without consent of PBGC notwithstanding the overall standard of adversity; it being further understood that any amendment to the organizational documents that may impair the special purpose vehicle status and bankruptcy-remoteness of the relevant IP Subsidiary shall be considered materially adverse to PBGC.

     assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of such action;
•    except for (i) the IP Notes, (ii) other liabilities arising under the IP Notes Indenture and the Transaction Documents (as defined in the IP Notes Indenture), each as in effect on the date of the Closing and (iii) liabilities of the IP Subsidiary incurred in the ordinary course of business (and then, only to the extent permitted under the IP Notes Indenture), incur, assume or guaranty any indebtedness;
•    make any expenditure (by long-term or operating lease or otherwise) for any capital assets (either realty or personalty);
•    (A) merge, dissolve, liquidate or consolidate with or into any other entity or engage in any other business combination with any other entity or (B) form any subsidiaries; or
•    take any action in violation of the organizational documents of the IP Subsidiary.
Sears shall not cause or allow, and there shall not be, (i) any direct or indirect Transfer or Distribution or (ii) any Pledge, in each case of any equity interests in the IP Subsidiary to any person other than the Company or any of its subsidiaries (other than any liens required under the Company’s existing revolving credit facility)[4]; provided that Sears shall not cause or allow, and there shall not be, any Transfer, Distribution or Pledge of the equity or other ownership interests of the IP Subsidiary (other than pursuant to any liens required under the Company’s existing revolving credit facility) unless (x) such interests are (or will be) owned by the Company or a subsidiary of the Company organized under the laws of (and domiciled in) the United States of America, any state thereof or the District of Columbia and (y) upon giving effect to such Transfer, Distribution or Pledge, the IP Subsidiary will remain a member of the Company’s “controlled group” as defined in ERISA Section 4001(a)(14). The Company, through its corporate ownership structure, shall instruct and direct the Board of Sears RE that Sears Re shall not enter into or agree to any amendment to (or waiver under) the IP Notes Indenture which would reasonably be anticipated to materially adversely impact the interests of PBGC.

4 Definitive documentation shall reflect that the noted parenthetical above and as used throughout this term-sheet refers solely to the rights of the lender(s) under the revolving credit facility to be afforded a limited license of the brand names and marks in the event the lender(s) conduct a liquidation of their inventory-based collateral.

Enforcement
In addition to any and all other remedies that the parties to the definitive documentation may have, the parties shall each be entitled to specific performance as a remedy for breach of the covenants set forth in this term sheet and the definitive documentation, and PBGC, the Company and all subsidiaries of the Company shall be deemed to have consented to specific performance in respect of any such violation.
Any transactions or other actions in violation of the covenants set forth in this term sheet and the definitive documentation shall be, ab initio, null, void and of no force or effect.
If the Company or any of its subsidiaries takes or attempts to take any action which: (i)(x) is or would be in breach of the definitive documentation, and (y) the Company does not within 10 business days following delivery of notice of such breach by PBGC to the Company either cure such breach or provide written notice to PBGC that it will not take such action, (ii) reduces or, if consummated, would reasonably be expected to reduce the aggregate value of the Designated Assets held by the Depositor, the RE Subsidiaries and the IP Subsidiary that may be realized by PBGC (whether as a result of a prohibited Transfer, Distribution or Pledge of any Designated Asset, reduction in the value of any Designated Asset or impairment of the bankruptcy remoteness or special purpose nature of any of the Depositor, the RE Subsidiaries or the IP Subsidiary, or otherwise) by at least $50 million, and (iii) is enjoined by a permanent injunction (after notice to and an opportunity to be heard by the Company) set forth in a final and non-appealable order of a court of competent jurisdiction (or determined by a final and non-appealable order of such court to constitute a breach of the definitive documentation), then the Company shall within 5 business days of entry of such final and non-appealable order (a “Final Injunction Order”) make a contribution to the Pension Plan (an “Excess Contribution”) in an amount equal to $100 million which shall be in addition to the minimum required contribution determined under 26 U.S.C. § 430 for the plan year for which the Excess Contribution is made.  For the avoidance of doubt, nothing set forth in this paragraph, including, without limitation, the payment of the Excess Contribution, will (1) relieve the Company or any of its subsidiaries from, or otherwise mitigate, its obligation to fully comply with the Final Injunction Order (including, without limitation, any obligation to pay damages to PBGC or the Pension Plan), (2) constitute a waiver by PBGC, or cure of, any breach under the definitive documentation, or (3) in any way impair, waive or abrogate any of PBGC’s remedies under the definitive documentation (including, without limitation, the right to declare a Forbearance Termination Event) or under applicable law, other than the occurrence of a Springing Lien Event arising from the requirement to make such Excess Contribution.  The Company shall not at any time elect under 26 U.S.C § 430(f)(6)(B) to create or to increase any prefunding balance (as defined in 26 U.S.C § 430(f)(6)) of the Pension Plan by using (a) all or any part of any Excess Contribution, or (b) all or any portion of any excess described in 26 U.S.C. § 430(f)(6)(B) that is directly or indirectly attributable to any Excess Contribution.

PBGC Commitment
Unless after the date of the Closing (i) a Forbearance Termination Event occurs that is continuing at the time of PBGC’s issuance of a notice of determination under ERISA Section 4042(a) that it is instituting proceedings to terminate the Pension Plan, or (ii) the Company or any of its subsidiaries enters into an agreement providing for a Material Transaction, PBGC shall forbear from initiating any involuntary termination of the Pension Plan (except an involuntary termination that is based solely on PBGC’s determination (in accordance with then-applicable legal standards) that the Pension Plan “does not have assets available to pay benefits which are currently due under the terms of the plan” within the meaning of ERISA Section 4042(a) and that PBGC is therefore required to initiate pursuant to ERISA Section 4042(a)).

A “Forbearance Termination Event” shall mean:
(i)    the occurrence of any Springing Lien Event;
(ii)    an event of default under any third-party debt issued by the Company or any Material Subsidiary (as defined below) with an aggregate outstanding principal in excess of $350 million, which event of default (x) results in the acceleration of the maturity date of such debt and such debt remains outstanding for a period of 5 days following such acceleration; or (y) arises from non-payment upon the expiry of such debt’s term;
(iii)    [**]; or
(iv)    any breach by the Company or any of its subsidiaries of any applicable representation, warranty, covenant,

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

            undertaking or agreement set forth herein or in the definitive documentation applicable to such entity, in each case subject to materiality thresholds and grace periods (if any) to be agreed.
PBGC will provide the Company with the UBL Documentation (as defined below) at the time PBGC makes any determination that a Forbearance Termination Event has occurred under clause (iii), above.
A “Material Transaction” shall mean any:
[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

provided that: (x) a disposition of inventory and/or other assets held for sale in the ordinary course of business of the Company and its subsidiaries shall not constitute a Material Transaction and shall not count against any cap set forth above, (y) the transactions described in the Registration Statement on Form S-11 filed with the Securities and Exchange Commission by Seritage Growth Properties and declared effective on June 9, 2015 and any transactions related thereto (the “REIT Transaction”) shall, in each case, not constitute a Material Transaction and shall not count against any cap set forth above; provided however that no proceeds thereof may be used to effect a transaction as set forth in section (iii) above, irrespective of any caps set forth therein, and (z) any transaction solely to the extent among the Company and/or any of its subsidiaries shall not constitute a Material Transaction and shall not count against any cap set forth above. Any transaction cap amounts under sections (ii) or (iii) of the definition of a Material Transaction shall be calculated as the sum of all transactions in such section required under agreements entered into during any calendar year, with any unused amounts in any calendar year carried forward into the following calendar year at the Company’s sole discretion; provided that any unused amount with respect to a particular calendar year may not be carried forward to any calendar year other than the immediately following calendar year. Any transaction cap amounts under section (i) of the definition of a Material Transaction shall be calculated as the sum of all transactions in such section entered into during any consecutive 12-month period. For the avoidance of doubt, qualification of a transaction as a “Material Transaction” for the limited purposes of this term sheet and the definitive documentation shall not constitute an admission by the Company or any of its subsidiaries that such transaction is material for any other purpose.

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

“Affiliate” means, with respect to a specified person or entity, another person or entity that directly or indirectly Controls or is Controlled by or is under common Control with the person or entity specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise.

Springing Lien
1.         Upon and continuing after the occurrence of any Springing Lien Event, the Depositor, the RE Subsidiaries and the IP Subsidiary will each automatically be deemed to have granted (as of the date the applicable Springing Lien Event occurs), without further action of any party, a lien on and security interest in (the “Springing Lien”): (i) the REMIC Certificates held by the Depositor; (ii) the real property held by the RE Subsidiaries; (iii) the IP Assets held by the IP Subsidiary; and (iv) all proceeds of any of the foregoing (including, without limitation, proceeds of proceeds) set forth in clauses (i) through (iii) (all assets set forth in clauses (i) through (iv), regardless of whether a Springing Lien Event has occurred, the “Designated Assets”) to PBGC securing any and all claims (whether fixed, contingent or otherwise) of PBGC for the “unfunded benefit liabilities” together with interest (the “UBL”)[5] of the Pension Plan under ERISA Section 4062(b)(1)(A) (provided that, notwithstanding anything in this term sheet or the definitive documentation, the parties reserve all

5 PBGC shall provide the Company with its supporting documentation relating to its determination of, estimate of, or other calculations relating to the UBL of the Pension Plan (including, but not limited to, its Pension Information Profile relating thereto in Excel format) (the "UBL Documentation"), at the times provided in this term sheet or in the the definitive documentation; provided, however, that neither PBGC's provision of the UBL Documentation to the Company nor the Company's review thereof or response thereto will prevent or delay PGBC from pursuing any and all remedies hereunder or under the definitive documentation in accordance with the terms hereof or thereof. The Company shall timely provide to PBGC: (i) all quarterly asset statements for the Pension Plan within 5 business days after the Company's receipt thereof; and (ii) the Pension Plan's Actuarial Valuation Report annually within 5 business days after the earlier of (a) the last day of the ninth calendar month of the plan year and (b) the date on which such report is received by the Company.

          rights regarding the determination of UBL, including, but not limited to, the applicability, validity, interpretation, and application of PBGC regulations relating thereto) (such claims, the “PBGC UBL Claims”), against the Company and each of its subsidiaries; provided, however, that if the grant of the Springing Lien respecting the IP Assets (and all proceeds thereof) would constitute a default under the IP Notes Indenture as of the date of the Closing, then the Springing Lien as respecting the IP Assets (and all proceeds thereof) shall be of no force and effect until either (1) the IP Notes and all other obligations under the IP Notes Indenture have been paid in full (or the IP Notes and the IP Notes Indenture have otherwise been defeased or fully discharged) or (2) the grant of the Springing Lien respecting the IP Assets (and all proceeds thereof) ceases to constitute a default under the IP Notes Indenture (the “IP Springing Lien Conditions”). In addition, and without any limitation to any other rights or remedies of whatever kind or nature PBGC may have, and notwithstanding anything herein to the contrary, PBGC may foreclose on the Designated Assets (or any portion thereof) under the Springing Lien only: (a) if the plan administrator of the Pension Plan initiates a distress termination of the Pension Plan under ERISA Section 4041(c); or (b) upon satisfaction of the following conditions: (x) the Pension Plan is terminated and (y) PBGC does not receive from the Company within five business days after a written demand by PBGC (the “PBGC Demand Letter”) (which PBGC Demand Letter shall include the UBL Documentation) the full amount of the PBGC UBL Claims. PBGC’s reasonable estimate of the PBGC UBL Claims shall suffice for purposes of its demand as set forth above; provided however, that if the PBGC UBL Claims are then contingent, unliquidated and/or unmatured, then any proceeds from such foreclosure action shall (1) be held by PBGC or its designated agent for the benefit of PBGC in express trust or escrow (as applicable); and (2) if invested, then invested as PBGC shall reasonably determine, until such time as the PBGC UBL Claims are fully liquidated and after application, such amount (if any) in excess of that required to pay the PBGC UBL Claims in full (provided such PBGC UBL Claims have not become unenforceable by reason of a lapse of time) shall be remitted to Sears; provided further that if the amount of the PBGC UBL Claims is ultimately determined to be less than PBGC’s reasonable estimate as set forth above, any amounts paid in respect of the PBGC UBL Claims that are in excess of the ultimately determined amount thereof shall be promptly returned to the Company, including, to the extent permitted by applicable law, unapplied interest and earnings (in either case, if any) as earned on the trust or escrow account. The Springing Lien shall remain in existence until the PBGC UBL Claims (x) are paid in full, or (y) become unenforceable by reason of lapse of time.
2.         In addition, following the occurrence of a Springing Lien Event and determined only at such time, the Springing Lien shall (i) with respect to the lien on the Designated Assets consisting of the REMIC Certificates (and all proceeds thereof), be (a) a valid, binding and enforceable lien on and security interest in such REMIC Certificates (and all proceeds thereof) senior to all other liens except for non-consensual liens which may prime by operation of statute (if any) and (b) perfected (x) through physical possession of such REMIC Certificates to be held in escrow (in accordance with escrow arrangements reasonably acceptable to PBGC) until the occurrence of a Springing Lien Event by PBGC’s designated agent, which shall be a money-center financial institution reasonably acceptable to PBGC and the Company (the “Custodian”), such REMIC Certificates to be delivered by the Depositor to the Custodian at the date of Closing, and (y) by such other pre-executed documents of perfection and powers of attorney in form and substance reasonably acceptable to PBGC, delivered to the Custodian to be held in escrow (in accordance with escrow arrangements reasonably acceptable to PBGC) until the occurrence of a Springing Lien Event at the date of Closing for filing and recordation upon the occurrence of a Springing Lien Event; (ii) with respect to the lien on the Designated Assets consisting of the IP Assets (and all proceeds thereof), be (a) subject to and conditioned upon the satisfaction of at least one of the IP Springing Lien Conditions, a valid, binding and enforceable lien on and security interest in such IP assets (and all proceeds thereof) senior to all other liens except for the liens securing the IP Notes and non-consensual liens which may prime by operation of statute (if any) (and such rights as described supra at footnote 4) and (b) perfectible by pre-executed documents of perfection and powers of attorney in form and substance reasonably acceptable to PBGC, delivered to the Custodian to be held in escrow (in accordance with escrow arrangements reasonably acceptable to PBGC) until the occurrence of a Springing Lien Event at the date of the Closing for filing and recordation upon the occurrence of a Springing Lien Event;

          and (iii) with respect to the lien on the Designated Assets consisting of the real property (and all proceeds thereof), be (a) a valid, binding and enforceable lien on and security interest in such real property (and all proceeds thereof) senior to all other liens except for the mortgages and non-consensual liens which may prime by operation of statute (if any) and (b) perfectible by (I) other than mortgages (addressed in sub-paragraph (II) below), pre-executed documents of perfection and powers of attorney in form and substance reasonably acceptable to PBGC, delivered to the Custodian to be held in escrow (in accordance with escrow arrangements reasonably acceptable to PBGC) until the occurrence of a Springing Lien Event at the date of Closing for filing and recordation upon the occurrence of a Springing Lien Event and (II) mortgages, which shall be substantially in the form of the form of mortgage attached hereto as Exhibit 6 (together with any state-specific conformations required as of the time of the applicable Springing Lien Event), to be recorded promptly following the occurrence of a Springing Lien Event; provided that the Company shall: (i) cause to be provided at Closing pre-executed signature pages of the applicable subsidiary of the Company with respect to such mortgages; and (ii) appoint PBGC as its attorney-in-fact (pursuant to a power of attorney in a form reasonably acceptable to PBGC, which shall be updated at the reasonable request of PBGC to reflect any changes required by law) to execute, make state-specific conformations, and record such mortgages on the real properties held by the RE Subsidiaries; provided, however, that PBGC may act in reliance upon such power of attorney only following the occurrence of a Springing Lien Event. Upon the occurrence of a Springing Lien Event, PBGC may remove any of the foregoing pre-executed documents from escrow, file such pre-executed documents with applicable government entities, file applicable UCC-1 financing statements, negotiate, execute and record mortgages, and take such other actions, in each case to the extent reasonably necessary to perfect the applicable Springing Lien and, to the extent in accordance with applicable law and not otherwise prohibited by the definitive documentation, foreclose on the Designated Assets.
3.         Each of the Depositor, the RE Subsidiaries, the IP Subsidiary and their respective direct parents, as well as the Company, shall enter into a subordination agreement with PBGC agreeing on the date of the Closing that solely after the occurrence of a Springing Lien Event, (i) any and all claims such entity may then or thereafter hold against the Company or any of its subsidiaries will be subordinated in right of payment to the PBGC UBL Claims against the Company or such subsidiary, as applicable, (ii) except as pertaining to amounts owed in connection with REMIC Transaction Documents and/or the IP Notes, any and all monetary obligations of Depositor, the RE subsidiaries and the IP Subsidiary then owed to the Company or any of its subsidiaries will be subordinated in right of payment to the PBGC claims against the Company or such subsidiary as applicable and (iii) that any funds received contrary to such subordination shall be held expressly in trust and turned over to PBGC for application to the PBGC UBL Claims.
For the avoidance of doubt, the Springing Lien shall consensually secure the PBGC UBL Claims in total (without regard to any rights of the Company or any of its subsidiaries to seek marshalling or similar remedies, which shall be deemed waived). Each of (i) the Company and (ii) the RE Subsidiaries, Depositor and the IP Subsidiary, hereby acknowledge and shall in the definitive documentation further acknowledge its joint and several contingent liability for the PBGC UBL Claims.
The Springing Lien shall not be subject to the collective net worth limit applicable to a statutory lien under ERISA Section 4068 (the “ERISA Lien”). Rather, the Springing Lien shall secure the PBGC UBL Claims on a joint and several basis against each of the RE Subsidiaries, the Depositor, and the IP Subsidiary. Each of the RE Subsidiaries, the Depositor, and the IP Subsidiary shall waive any and all defenses based on marshalling, suretyship or impairment of collateral.
Nothing herein in any way limits PBGC's rights, if any, to an ERISA Lien. However, any amount PBGC collects pursuant to an ERISA Lien from any of the RE Subsidiaries, the Depositor or the IP Subsidiary shall serve to reduce the amount owed by the RE Subsidiaries and the Depositor or the IP Subsidiary, as applicable, for the PBGC UBL Claims that would otherwise be secured by the Springing Lien, provided that no amounts collected hereunder from the Company or any of its subsidiaries will reduce any PBGC claim against any other of the Company and its subsidiaries until PBGC has received a single satisfaction of such claim. Except as otherwise expressly agreed to herein or in the definitive documentation, nothing herein will limit PBGC’s or the Pension Plan’s rights and remedies, whether by statute, contract, at law, in equity or otherwise.
As set forth in footnote 4 hereof, the Springing Lien shall not extend to such rights with respect to the IP Assets as are reasonably necessary to permit the collateral agents under the

Company’s existing credit facility to enforce their rights and remedies under the documents governing such facility with respect to the collateral securing such facility.
At Closing, the Company shall deposit with the Custodian the sum of $250,000 to cover all out-of-pocket costs and expenses of PBGC to be incurred in connection with the execution, perfection and recordation of any mortgages and other security interests related to the Springing Lien. Any unused portion of such escrowed funds shall be returned by the Custodian to the Company promptly following the termination of the parties’ agreement under the definitive documentation. For the avoidance of doubt, these escrowed funds shall not be released by the Custodian to PBGC until a Springing Lien Event occurs.

Springing Lien Events
Each of the following shall constitute a “Springing Lien Event” hereunder:
1.    A “Voluntary Bankruptcy Event” or an “Involuntary Bankruptcy Event” (each as defined below).
2.    Failure by the Company (or any of its subsidiaries) to timely make any quarterly or other required Pension Plan contributions (including, without limitation, any Excess Contribution).
3.    Entry into an agreement providing for (i) direct or indirect Distribution or Transfer or (ii) Pledge, in each case of any ownership interest in the Depositor, any RE Subsidiary or the IP Subsidiary by the Company or any of its subsidiaries to any entity other than the Company or any of its subsidiaries (other than pursuant to any liens required under the Company’s existing revolving credit facility, as described in footnote 4) without the Depositor, such RE Subsidiary or the IP Subsidiary, as applicable, remaining liable for its obligations to PBGC.
4.    (i) The initiation by the plan administrator of the Pension Plan of a distress termination of the Pension Plan under ERISA Section 4041(c), (ii) entry by a court of competent jurisdiction of a decree under ERISA §4042(c)(1) adjudicating that the Pension Plan is terminated or (iii) agreement between PBGC and the plan administrator of the Pension Plan that the Pension Plan is terminated.
For the purposes hereof: (i) a “Voluntary Bankruptcy Event” shall mean voluntary commencement (or consent to, including, without limitation, by failure to timely defend against, either involuntary commencement or entry of an order for relief in an involuntary case) of a bankruptcy case or similar proceeding (including, without limitation, appointment of a receiver or other custodian or general assignment for the benefit of creditors) with respect to the Company or any of its Material Subsidiaries; (ii) an “Involuntary Bankruptcy Event” shall mean commencement of an involuntary bankruptcy case or similar proceeding (including without limitation appointment of a receiver or other custodian or required winding up or liquidation) with respect to the Company or any of its Material Subsidiaries that is not dismissed or vacated within 60 days after commencement; (iii) a “Material Subsidiary” shall mean any direct or indirect subsidiary of the Company (A) for which the Company’s share (determined on a pro rata basis by reference to the portion of the equity of such subsidiary held directly or indirectly by the Company) of the assets of such subsidiary and its direct and indirect subsidiaries, taken as a consolidated whole, constitutes more than 5% of the assets of the Company and its direct and indirect subsidiaries, taken as a consolidated whole, (B) which is the Depositor, a RE Subsidiary, the IP Subsidiary or Sears Re or (C) which is a direct or indirect parent of the Depositor, a RE Subsidiary, the IP Subsidiary or Sears Re; and (iv) “Closing” or “Close” means the mutual execution and delivery of the definitive documentation and the effectiveness thereof.

With respect to any and all agreements, indentures, appraisals, leases, articles, governance documents, or other documents of any kind or nature that are referred to herein or in the definitive documentation, the Company: (i)(a) shall with respect to any appraisals to be conducted as of the Closing and thereafter in connection with the Designated Assets and the transactions contemplated herein and in the definitive documentation, bear all costs and expenses associated therewith and select such appraiser(s) from the list of approved appraisers set forth on Exhibit 7 (as the parties may reasonably agree to amend), (b) shall provide to PBGC the most current version of such documents then in effect at least 3 weeks before the date of the Closing, (c) shall (x) identify any changes, waivers or amendments thereto which have been made within the last 12 months, or (y) represent and warrant that no such changes or amendments have been made during the last 12 months, and (d) represents, warrants and covenants that no other changes or amendments have been or will be made until after the Closing, and then only to the extent permitted hereunder or in the definitive documentation; and (ii) shall with respect to references herein to REMIC Existing Liens and IP Existing Liens, the Company shall, as pertaining to the Depositor, the RE Subsidiaries and the IP Subsidiary provide a definitive schedule of all such REMIC Existing Liens and IP

Existing Liens that are permitted under the definitive documentation solely as a result of being REMIC Existing Liens or IP Existing Liens, as applicable, and not pursuant to any other carve-out.
Termination of Agreement
The parties’ agreements under the definitive documentation shall terminate, the definitive documentation shall be of no further effect and the Springing Lien shall be released upon the earliest of:
•    The Pension Plan’s achieving an 85% funded level on a termination basis as of the last day of two consecutive plan years of the Pension Plan; provided that Company may, at any time, provide to PBGC a calculation of the Pension Plan’s funding percentage on a termination basis with supporting documentation and request PBGC review thereof and, in such event, PBGC will promptly inform the Company in writing that it agrees or disagrees with such calculation and, if it disagrees with such calculation, will simultaneously provide the Company with the UBL Documentation relating to such disagreement and a written explanation of the bases upon which it disagrees;
•    5 years after the earlier of (i) the date of the Closing and (ii) the date that is 60 days after the date of this term sheet; provided that, if PBGC has commenced an enforcement action with respect to its rights hereunder (or the definitive documentation), such agreements shall not terminate solely as a result of the lapse of time until such enforcement action is finally resolved; or
•    The Company completes a standard termination of the Pension Plan. Any such standard termination will be deemed completed for purposes of the definitive documentation upon the expiration of the Audit Period. “Audit Period” means the period beginning on the date on which PBGC receives a Form 501 Post-Distribution Certification for the Pension Plan indicating that the Pension Plan has terminated in a standard termination under ERISA § 4041(b) and ending on the later of (a) the 180th day after such receipt, and (b) if PBGC has, by such 180th day, issued audit findings or a notice of noncompliance with respect to such standard termination, the date on which such audit findings have been complied with or rescinded or on which such notice of noncompliance has been rescinded.

Disclosure	The content of any public disclosure or press release relating to the terms set forth herein shall be substantially in the form attached hereto as Exhibit 8. The timing of any such disclosure or release shall be mutually agreed prior to the date of the Closing and in advance of such disclosure or release.
Representation
It is contemplated that each of the parties will consult their own counsel regarding the foregoing arrangements and the effects thereof. In furtherance thereof, no legal opinions of either party’s counsel will be required to be provided to the other party other than (1) the Bring-Down Opinions and (2) opinions of local counsel solely as to corporate existence, good standing, power and authority and authorization with respect to the Company and each of its subsidiaries party to the definitive documentation implementing the transactions contemplated herein and in the definitive documentation.

Binding Term Sheet Provisions
It is recognized that despite the Parties’ efforts to effectuate concurrently the Closing and the REIT Transaction closing, the REIT Transaction has already closed. Therefore, by affixing authorized signatures hereto, the Company and PBGC agree (the “Binding Term Sheet Provisions”) that:
1. Each party shall act in good faith to attempt to prepare, finalize and Close definitive documentation on the terms and conditions as contemplated in this term sheet (including, without limitation, finalizing and resolving all bracketed provisions, provisions subject to further review, and Exhibits as noted herein) as soon as reasonably practicable, but in any event, within 60 days of mutual execution hereof (the “Documentation Period”).
2. During the Documentation Period: (a) both parties shall not issue any press release or make any other public disclosure relating to the terms set forth herein except (1) as to which the timing and content shall have been mutually agreed by both parties prior to the time of such disclosure or release or (2) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case each party agrees, to the extent permitted by applicable law, to inform the other party promptly thereof and such other party may reply or otherwise respond as it deems necessary or advisable); (b) the Company shall, as if the definitive documentation were in effect, (i) comply with the covenants set forth in the sections entitled “RE Subsidiary Negative Covenants,” “RE Subsidiary Additional Covenants,” “IP Subsidiary Negative Covenants” and “IP Subsidiary Additional Covenants”, and (ii) refrain from using the proceeds of the REIT Transaction to fund any spinoffs, dividends or share repurchases; and (c) unless after the date of the term sheet either (i) a Forbearance Termination Event occurs that is continuing or (ii) the Company or any of its subsidiaries enters into an agreement providing for a Material Transaction, PBGC shall refrain from issuing a notice of determination under ERISA

Section 4042(a) that it is instituting proceedings to terminate the Pension Plan.
3. Unless extended in writing by both parties, upon the expiry of the Documentation Period, these Binding Term Sheet Provisions shall be of no further force or effect.

AGREED AS TO THE BINDING TERM SHEET PROVISIONS ONLY
SEARS HOLDINGS CORPORATION
Dated: September 4, 2015

By: /s/ Kristin M. Coleman
Print: Kristin M. Coleman
Title: Senior Vice President, General Counsel and Corporate Secretary

    – and –

PENSION BENEFIT GUARANTY CORPORATION
Dated: September 4, 2015

By: /s/ Sanford Rich
Print: Sanford Rich
Title: Chief of Negotiations and Restructuring, PBGC

EXHIBIT 1
(SEARS OWNERSHIP CHART)

[To be provided by Company as soon as practicable as part of definitive documentation process]

EXHIBIT 2
(Other Company Subsidiaries)

[To be provided by Company as soon as practicable as part of definitive documentation process]

EXHIBIT 3
(Current Holders of REMIC Certificates)

[To be provided by Company as soon as practicable as part of definitive documentation process]

EXHIBIT 4
(Bring-Down Opinions)

[To be provided by Company counsel and finalized with PBGC
as soon as practicable as part of definitive documentation process]

EXHIBIT 5
(Independent Director and Independent Manager Lists and
Schedule of Compensation and Benefits for Current Relevant
Company Directors and Managers )

[(i) Initial and Replacement Independent Director and Manager Lists to be finalized as soon as practicable as part of definitive documentation process; (ii) Schedule of
Independent Director and Manager Compensation and Benefits to be
provided by Company as soon as practicable as part of definitive documentation process]

EXHIBIT 6
(Form of Springing Lien Mortgage)

[To be finalized by Company and PBGC as soon as practicable as part of definitive documentation process]

EXHIBIT 7
(List of Approved Appraisers)

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

EXHIBIT 8
(Form of Press Release)

[To be finalized by Company and PBGC as soon as practicable as part of definitive documentation process]

37